Exhibit 99.1

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EDITED TRANSCRIPT

ARRS - Q3 2012 ARRIS Group, Inc. Earnings Conference Call

EVENT DATE/TIME: OCTOBER 24, 2012 / 09:00PM GMT

OVERVIEW:

ARRS reported 3Q12 sales of $357.5m and GAAP EPS of $0.15. Expects 4Q12 sales to be $345-365m and GAAP diluted EPS to be $0.13-0.17.

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OCTOBER 24, 2012 / 09:00PM GMT, ARRS - Q3 2012 ARRIS Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Bob Puccini ARRIS Group, Inc. - VP, IR

Bob Stanzione ARRIS Group, Inc. - Chairman, President and CEO

Dave Potts ARRIS Group, Inc. - EVP, CFO and CIO

Bruce McClelland ARRIS Group, Inc. - President, Broadband Communications Systems

CONFERENCE CALL PARTICIPANTS

James Kisner Jefferies & Company - Analyst

Victor Chiu Raymond James - Analyst

Mark Sue RBC Capital Markets - Analyst

Greg Mesniaeff Maxim Group - Analyst

Jeff Kvaal Barclays Capital - Analyst

Amitabh Passi UBS - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the third quarter 2012 ARRIS Group Inc. earnings conference call. My name is Chantillay and I will be your facilitator for today’s call. At this time all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (Operator Instructions) As a reminder, this conference call is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s call, Mr. Bob Puccini of IR. Please go ahead sir.

Bob Puccini - ARRIS Group, Inc. - VP, IR

Welcome to the ARRIS conference call with management. This afternoon we will be discussing our third quarter 2012 financial results which were released after the close of markets today. As usual, we will be using a series of slides during our webcast which are also posted on the ARRIS website in the investor relations section.

With us here at ARRIS headquarters are Bob Stanzione, ARRIS Chairman and CEO; Dave Potts, Executive Vice President and Chief Financial Officer; and Bruce McClelland, Group President. There will be a replay of this entire call available several hours after the conclusion of the call, and a replay of the call and the slides will be available on our corporate website for the next 12 months.

Before we begin, please go chart 2. During this call we may be making forward-looking statements, including our outlook and expectations for our industry in general, estimated revenue and earnings for the fourth quarter 2012, certain financial operating metrics, the timing and introduction of new products and technologies, anticipated spending patterns by some of our customers, and expected sales levels of various product categories. It is important to note that actual results may differ materially from those suggested by any forward-looking statements which we may make during today’s call.

For further information in this regard and for specific examples of risks that could cause actual results to differ materially from these forward-looking statements, please see our recent filings with the SEC. Now, if we go on to chart 3, Bob and Dave will provide their comments on the quarter results, after which we’ll open up for questions. Bob?

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OCTOBER 24, 2012 / 09:00PM GMT, ARRS - Q3 2012 ARRIS Group, Inc. Earnings Conference Call

Bob Stanzione - ARRIS Group, Inc. - Chairman, President and CEO

Thanks, Bob, and good afternoon everyone. Let’s go to chart 4. I’m very pleased to report outstanding September quarter results, with revenues reaching another record high and earnings above the midpoint of our guidance. Revenues were up 2.3% quarter over quarter at $357 million, and up a remarkable 30% over the third quarter of 2011.

Year-to-date, sales are up 25% over the first nine months of last year, and sequentially sales were up in all three of our product segments. Non-GAAP earnings of $0.22 per share were up $0.01 over the third quarter of 2011, and year-to-date non-GAAP EPS is up 10%. And remember, we’re paying higher taxes this year because Congress has not yet renewed the R&D tax credits.

International sales represented 22% of the total, which is down somewhat from 26% in the prior quarter. Year to date, business is down in Canada and Europe, but it’s improving in Asia and Latin America.

Cash generated from operating activities was $6.7 million, as we increased inventories to ensure that we can meet Q4 opportunities. And we also used cash to continue share repurchases in the quarter, purchasing 812,000 shares at an average price of $12.76.

Please turn to chart 5. Broadband communication systems revenues rose to $284 million, posting about a 1% sequential and a 39% year over year growth. As we predicted, gross margin was down due to mix shift and strong sales of CPEs.

The major highlight of the quarter was that shipments of CPE devices increased significantly to over 2.6 million units, which far exceeds any prior quarter. 88% of the shipments were DOCSIS 3.0 capable, and we experienced a sharp increase in demand for higher-value Wi-Fi-enabled devices. We continue to make good progress with our video gateway solutions with the addition of several small operators, and by adding features to meet emerging customer demands.

Looking forward, we’re moving aggressively ahead with several prospective larger customers who are interested in our RDK and NDS software-based video gateways. These programs are gaining momentum and add to our optimism for substantial growth in the video gateway category.

CMTS downstream port shipments increased slightly to 81,000. However, the increase was more than offset by lower upstream shipments. Recall that we introduced a new 24-channel upstream card that peaked demand in the June quarter.

Now moving to chart 6, ATS sales were up in the quarter and year to date. This business remains healthy and we expect year-over-year revenue growth to continue. Broadband video traffic growth is increasing demand in ATS and driving growth for both optical nodes and head-end optics, and the deployment of metro Wi-Fi service is increasing demand for wireless Wi-Fi access points that we distribute.

MCS sales were also up nicely in the quarter, with several new linear advertising deployments.

Now let’s go to chart 7. We had a very successful showing at the annual SCTE Expo conference in Orlando last week. The centerpiece of the event was our formal announcement of the new E6000 Converged Edge router.

The E6000 embodies the objectives of the cable industry’s CCAP specification. And the initial feature set directly targets highly dense DOCSIS IP capacity expansion. We’re well along in trials with multiple lead customers and we expect several deployments to go live late this quarter. Full commercial sales will be starting in 2013 and we’ve already received early orders

Our approach of building an integrated, fault-tolerant and flexible platform has been well-received and is a result of close collaboration with industry leaders such as Comcast, Time Warner Cable, Liberty Global and several others.

The E6000 is a great complement to shift our current C4 CMTS, which will continue to target less dense requirements, as well as to the MSP QAM platform for dedicated video QAM and modular CMTS applications.

Also at the SCTE show, we announced a new portfolio of advanced wireless voice and data gateways that are able to support almost a gigabit per second of downstream data capacity. With interfaces for distribution of video and data throughout the home, these new gateways are highly complementary to the E6000, providing operators with very cost-effective solutions for extending their HFC networks to fiber-like speeds. We are already testing these new gateways with lead customers and expect shipments in the first half of 2013.

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OCTOBER 24, 2012 / 09:00PM GMT, ARRS - Q3 2012 ARRIS Group, Inc. Earnings Conference Call

And now to my last chart, chart 8. As you can see, our Q4 2012 guidance calls for continued strong year-over-year growth and a significant step up in gross margins as we expect product mix to shift toward more software and network infrastructure products. Compared with fourth quarter of last year, the center of our guidance would represent a 24% revenue increase and 33% growth in adjusted earnings per share.

Although book-to-bill is below 1, we entered the quarter with backlog up almost $30 million from a year ago, and order flow early in the quarter is encouraging. ARRIS growth this year is clearly far above the growth of CapEx in the industry, and reflects the investments we’ve made over the past few years in broadening our portfolio and strengthening our sales coverage.

We’ve successfully aligned our products and our sales effort with today’s market, and as a result we’re clearly winning a larger share of our customers’ capital expenditures. We have a great pipeline of new products and expanding addressable market, and external trends continue to drive traffic growth.

The bottom line is that there are solid reasons for us to maintain our optimistic outlook. And with that I’m turning this over to Dave.

Dave Potts - ARRIS Group, Inc. - EVP, CFO and CIO

Thanks, Bob, and thanks everybody for joining us this afternoon. I’m very pleased with our Q3 results, particularly our non-GAAP EPS which came in the upper half of our guidance.

So let’s get into some of the details starting with the financial highlights on chart 10 of the deck.

Sales were $357.5 million in the third quarter, which compares to $274.4 million in the third quarter last year and $349.3 million in the second quarter of 2012. And I’ll provide a breakdown by segment in just a moment.

Gross margin was 31.3% in the third quarter and compares to 36.5% in the third quarter last year, and 33.9% in the second quarter of 2012. And our adjusted non-GAAP EPS was $0.22 in the third quarter, which compares to $0.21 in the third quarter of 2011 and $0.25 in the second quarter of 2012. Our third quarter 2012 GAAP EPS was $0.15 per share, which compares to $0.11 in the third quarter of 2011 and $0.13 in the second quarter of 2012.

One housekeeping note for you. Our GAAP tax rate was approximately 14% in Q3 while our non-GAAP rate was approximately 34%. Included in our GAAP tax rate were discrete tax benefits totaling about $4.2 million related to provision to return adjustments as we filed our 2011 tax return in September, and adjustments to our FIN 48 accruals for uncertain tax position associated with now-closed tax years.

So, while we get a cash tax benefit, our non-GAAP EPS does not include the benefit of these discrete items. And as always, a reconciliation of our GAAP to non-GAAP earnings is attached to the press release and can also be found at our website.

Cash, short-term and long-term marketable securities were approximately $571 million at the end of the third quarter, and we generated about $6.7 million of cash from operating activities in the quarter. I’ll also highlight we repurchased about 800,000 shares during the quarter for approximately $10.4 million, and year to date we’ve purchased 4.5 million shares for about $52 million. I’ll touch a little bit more on the balance sheet and cash in just a few minutes.

With respect to orders, our order backlog was $185.8 million at the end of the third quarter and our book to bill ratio was 0.82 for the quarter.

So let’s turn to chart 11 and look at some of the sales details. First let’s focus on the sales by segment bar chart in the third quarter comparing our reported sales by segment. BCS sales were strong at $283.5 million in the third quarter and compared to $203.6 million in the third quarter of 2011, and $280.6 million in the second quarter of 2012.

With respect to the year-over-year comparison, the increase is in part attributable to the inclusion of sales associated with our late Q4 2011 acquisition of BigBand. But it is primarily attributable to the higher demand for our DOCSIS 3.0 CPE equipment.

ATS sales in Q3 were $56.7 million compared to $54.2 million in the third quarter of 2011 and $52.2 million last quarter. And MCS sales were $17.3 million in Q3, and compared to $16.6 million in the same period last year and $16.5 million in the second quarter 2012.

With regards to the geographic split, international sales were $78.7 million in the third quarter, down from both the third quarter of last year and the second quarter of this year. And sales to Time Warner were $69 million, and sales to Comcast were $118 million in Q3.

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OCTOBER 24, 2012 / 09:00PM GMT, ARRS - Q3 2012 ARRIS Group, Inc. Earnings Conference Call

All right, let’s turn to gross margin on chart 12 please. As expected, our gross margin percentage declined in Q3. For the quarter, our overall gross margin was 31.3%, which compares to 36.5% in the third quarter of 2011 and 33.9% in the second quarter of 2012. And the decline reflects a shift in product mix.

Our gross margin percent for BCS was 31.4% in the third quarter 2012 as compared to 37.3% in the third quarter last year, and 34.3% in the second quarter of 2012. We had a higher mix of CPE equipment sales in the third quarter 2012.

The gross margin percent of our ATS segment was 21% as compared to 25.3% in Q3 2011 and 21% in the second quarter of 2012. And the gross margin percent for MCS was 63.6% in the quarter, which compares to 63.3% in the third quarter of 2011 and 67.8% in the second quarter of 2012.

All right, let’s turn to operating expenses on chart 13. Total R&D and SG&A was $80.9 million in the third quarter, up from $71.3 million in the third quarter of 2011, and down from $83 million in the second quarter of 2012. The year-over-year increase includes our investment in BigBand.

OpEx came in lower than what we guided as we continue to find ways to drive efficiencies in the business. All in all, we’ve done a very good job of managing our expenses, resulting in operating leverage.

In the third quarter we incurred further restructuring costs of about $200,000. And amortization of intangibles in the third quarter is lower year-over-year as a result of the write-off of intangibles in the fourth quarter of 2011, partially offset by new amortization resulting from the BigBand acquisition.

All right, let’s move to slide 14 and look at some of the balance sheet and cash flow highlights.

We ended the quarter with $571 million of cash, short-term and long-term marketable securities as compared to $591 million at the end of the third quarter 2011 and $576 million at the end of the second quarter 2012. And again, we used $10 million to repurchase about 800,000 shares in the quarter. And year to date we’ve repurchased about 4.5 million shares for $52 million.

Some other things to note, we generated approximately $6.7 million of cash from operating activities in Q3. The elements of earnings which are cash-based were approximately $40 million, and we used about $33 million of cash for working capital — in particular, $35 million for inventory. We increased inventory in order to be able to accommodate fourth-quarter demand, and we anticipate that we’ll consume a portion of that in the fourth quarter.

CapEx was about $5 million in the quarter, which is in line with our plans, and our balance sheet position continues to be very strong with a net cash position including short-term and long-term investments of approximately $339 million. And the net position includes $232 million of 2% convertible notes due in late 2013.

Alright, let’s turn to guidance on chart 15. At this point for the fourth quarter 2012 we estimate that sales will be in a range of $345 million to $365 million, and that non-GAAP EPS will be in a range of $0.26 to $0.30 per diluted share, and GAAP EPS will be in a range of $0.13 to $0.17 per diluted share.

We expect a richer product mix in Q4. In particular, we anticipate higher sales of CMTS upgrades. And I anticipate that R&D and SG&A will be in the range of $80 million to $83 million in Q4. We expect a diluted share count of approximately 116.5 million and we’re assuming a tax rate of about 33.7%.

And one final note, we continue to assume that the R&D tax credit legislation will not be passed by year-end. If it is, we would anticipate an improvement of approximately $0.04 to $0.05 in both our GAAP and non-GAAP EPS.

And finally, a reconciliation of our GAAP to non-GAAP guidance that can be found on chart 16 and is also attached to the press release, and we’ve also included reconciliations of our GAAP to non-GAAP earnings per share on charts 17 and 18. So with that I’ll turn it back to Bob and get into the questions and our answers.

Bob Puccini - ARRIS Group, Inc. - VP, IR

Thanks, Dave. With that would like to open the lines up for questions. Chantillay, would you mind coming back on, please, and letting our participants know how they can get into the queue?

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OCTOBER 24, 2012 / 09:00PM GMT, ARRS - Q3 2012 ARRIS Group, Inc. Earnings Conference Call

QUESTION AND ANSWER

Operator

(Operator Instructions) James Kisner, Jefferies.

James Kisner - Jefferies & Company - Analyst

Hi, thanks for taking my question. Nice quarter, guys. So, just real quick housekeeping before my real question here; could you tell us how much of your CPE percentagewise was Wi-Fi capable this time around?

Bob Puccini - ARRIS Group, Inc. - VP, IR

(multiple speakers) We’ll find it for you here James in just a second.

James Kisner - Jefferies & Company - Analyst

Okay, no problem, I’ll just move on. So I just want to understand the dynamic for CMTS. It looks like you just — do you think there is kind of wait-for effect in next quarter? I just wanted to understand what’s really driving the strength in CMTS.

Obviously I’m assuming it’s going to be a fair amount of CCAP, and I’m just curious if you could help elaborate on the dynamics there, that perhaps folks in this last quarter were waiting. And also I’m just wondering if there’s any particular initiatives you think are driving this. Is it next quarter, and people are just sort of preparing for more IP video traffic in next year?

Or is it just a wait-for effect, or are there devices that are coming? Can you just help us understand, as much as possible, the CMTS as you could? Thanks.

Bob Stanzione - ARRIS Group, Inc. - Chairman, President and CEO

So I’ll start and then Bruce can fill in. Clearly it’s just traffic growth. Traffic growth is pushing the deployment of C4 across the network.

And as you can tell by the numbers we’re predicting for the fourth quarter, we expect to have a pretty big uptick in demand for C4 and particularly software or license upgrades in the fourth quarter, which is going to be accretive to the gross margin in the quarter.

But looking out a little bit further, the E6000 is going out in trials right now. So if there is a wait-for effect, it should be a short one because we’re beginning to ramp the production. And we’ve got early orders in from at least one customer that has placed orders, and trials with multiple customers as I mentioned in our prepared comments.

We see customers beginning to think about more downstreams per service group. And with that I’ll transfer over to Bruce and he can elaborate.

Bruce McClelland - ARRIS Group, Inc. - President, Broadband Communications Systems

Yes, if you peel back the layer one further and think about where the demand is coming from, a lot of the traffic in the network today is still what you think of it over the top traffic. It’s Web surfing, it’s streaming to third-party over the top devices, etc. Many of the large operators have now started to stand up their own IP video streaming servers in addition to that, whether it’s On Demand traffic or some streaming — live streaming content.

And what we see in the next little while is more and more of that trend where the service providers move more of their content onto IP. I think more and more, that will become a bigger and bigger piece of the traffic on the network and what will drive some of the initial investment both in the head-end, as well as the investment for these more capable CPE devices that are capable of taking a larger swath of traffic and distributing it around the home. And of course, the number of connected devices around the home continue to grow significantly, so I think those are more the kind of the underlying phenomena that are driving traffic.

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OCTOBER 24, 2012 / 09:00PM GMT, ARRS - Q3 2012 ARRIS Group, Inc. Earnings Conference Call

And I guess the answer on your question was somewhere around 45% of the devices are — in the last quarter were embedded wireless devices.

James Kisner - Jefferies & Company - Analyst

Okay, this is just a quick follow-up on that wireless. I mean, any sense for like the sustainability of the Wi-Fi next year? And I guess next quarter and next year, do you see it sort of coming — moderating a little bit?

I mean the volume has been very strong. Sometimes you see some fall off there, or as far as the eye can see next year, is it just going to keep going, or any thoughts on that?

Bruce McClelland - ARRIS Group, Inc. - President, Broadband Communications Systems

From what we can tell, the trend for embedded Wi-Fi is not just solid but will continue to grow in percentage of mix. There are a few operators are still have a philosophy of keeping that separate and either having the user provide that or distribute a separate device. But, you know, we’ve kind of passed the tipping point at this point, and from what I can tell, it’s just going to continue to grow.

And in fact, they’re looking for more advanced devices, not only kind of single radio devices, but dual-band devices that allow them to have both the 2.4 GHz and a 5 GHz radio, active at the same time. And additional capabilities like roaming capabilities of having specialized SSID for additional applications and being able to roam from inside to outside — there is kind of an endless list of different enhancements that are in the pipeline there.

Operator

Simon Leopold, Raymond James.

Victor Chiu - Raymond James - Analyst

Hey guys, this is Victor Chiu in for Simon Leopold. Just a really quick housekeeping; did you guys speak about OpEx before? Did I miss that?

Bob Stanzione - ARRIS Group, Inc. - Chairman, President and CEO

Yes, Dave did.

Dave Potts - ARRIS Group, Inc. - EVP, CFO and CIO

Sorry, I didn’t hear what you asked.

Victor Chiu - Raymond James - Analyst

Did you guys speak about OpEx for Q4?

Dave Potts - ARRIS Group, Inc. - EVP, CFO and CIO

We did. I said I think it’s going to be between $80 million and $83 million, and that includes equity comp, right.

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OCTOBER 24, 2012 / 09:00PM GMT, ARRS - Q3 2012 ARRIS Group, Inc. Earnings Conference Call

Victor Chiu - Raymond James - Analyst

Okay, got it. Great. So I just wanted to ask about the CPE sales. The CPE performance was fairly impressive this quarter, and you mentioned that strength in the CPE sales will work could continue for the foreseeable future.

But I mean, I don’t know how sustainable do you think this is. It seems like the last several quarters have been kind of supported by CPE sales. And at what point do you kind of see an inflection for that?

Bob Stanzione - ARRIS Group, Inc. - Chairman, President and CEO

Well, we see in the fourth quarter CPE sales will be down in favor of higher-margin network infrastructure sales.

Victor Chiu - Raymond James - Analyst

Okay, so it’s going to shift back over to (multiple speakers)

Bob Stanzione - ARRIS Group, Inc. - Chairman, President and CEO

So, where we’ve seen a shift towards CPE occur in the first, second and third quarter as they grew, we expect that to abate somewhat in the fourth quarter and network infrastructure products take its place, thereby improving the margin in the business.

Victor Chiu - Raymond James - Analyst

Okay, that makes sense. So — and that’s primarily, like you said before, a mix of C4 and next generation sales?

Dave Potts - ARRIS Group, Inc. - EVP, CFO and CIO

In Q4 the CMTS sales will be 100% C4 sales, as Bob mentioned, multiple trials going on. But we don’t anticipate recognizing revenue in Q4. And just one additional color on the CPE number. Q3 we think there was some amount of kind of a back-to-school initiative, marketing campaigns and things like that. And so we don’t think that high level is sustainable, as Bob said, but certainly significant demand going forward.

Victor Chiu - Raymond James - Analyst

Great, can you — I didn’t hear if you guys mentioned how the Moxi — the gateway sales performed this quarter. Can you give us some color around that?

Bruce McClelland - ARRIS Group, Inc. - President, Broadband Communications Systems

I think they were decent. They are certainly still not at that level we talked about is our target for this year. But they were slightly improved. And as Bob mentioned, there is a number of new customers that have just launched in late Q3 and a few more launching in Q4, so we think that will kind of slowly build up here.

Victor Chiu - Raymond James - Analyst

Okay. Great, then just one last question, the Motorola business under Google struggled to meet expectations, I guess, for several quarters now and —

Bob Stanzione - ARRIS Group, Inc. - Chairman, President and CEO

We’re having trouble hearing you. Could you speak just a little bit louder?

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OCTOBER 24, 2012 / 09:00PM GMT, ARRS - Q3 2012 ARRIS Group, Inc. Earnings Conference Call

Victor Chiu - Raymond James - Analyst

Yes, I’m sorry. The Motorola business under Google has struggled for the last several quarters, and there has been discussions suggesting the sale of their home business is imminent. Does the competitive environment shift in your favor with a potential sale? How do you see that situation evolving?

Bob Stanzione - ARRIS Group, Inc. - Chairman, President and CEO

Well, what we have seen happening over the past couple of years is set-top box prices have been coming down. Volumes are pretty still pretty steady, but prices been coming down. And we’re beginning to see a shift in customer interest in wireless gateways and video gateways, headless gateways.

So, we expect that there’s going to be a change in the wind, so to speak, for in-home video devices. And we believe we can take advantage of that.

Victor Chiu - Raymond James - Analyst

Okay great, thanks. I’ll get back in the queue.

Operator

Mark Sue, RBC.

Mark Sue - RBC Capital Markets - Analyst

Thank you. So, gentlemen, I guess the thought is that — is there a big opportunity to gain share as your big competitors are in somewhat disarray and kind of refocusing on other aspects of their larger businesses? Can you re-accelerate your broad product portfolio to grab some more footprint at your customer base? Just your comments there.

And then separately, as we look at the balance of the year, it seems that the CapEx environment from a cable point of view is actually not that bad. And just wondering if you could comment on just their thoughts of upgrading their networks. It seems like they are under less competitive threats than they were in prior years, so maybe visibility generally improved for this customer base?

Bob Stanzione - ARRIS Group, Inc. - Chairman, President and CEO

Okay. So, with the pipeline of new products that were introducing as we speak, I believe that there’s opportunity for us to gain share. I wouldn’t say that it’s because our customers — our competitors are in disarray at all. I think our customers — I mean our competitors are doing quite well and they’re competing very hard in the marketplace. I think we’ve just done well this year, and we’ll continue to do well with this pipeline of new products that we have.

The CapEx environment, I think it’s kind of steady. I wouldn’t say that it’s robust, by any means. I think what’s happening is CapEx is being shifted from older technology to new technology, and that we’re benefiting by that. From what I hear, I don’t think CapEx is up much this year and obviously our sales are up, so we’re getting it from someplace else.

Bruce, do you want to elaborate a little on the competitive environment?

Bruce McClelland - ARRIS Group, Inc. - President, Broadband Communications Systems

No, I agree. I don’t think they’re so much in disarray. I think the trick is obviously making sure we’ve got the right products positioned where our customers are going to spend their CapEx, and this year there has been a shift toward some of these advanced gateway devices. We’ve been well positioned there.

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OCTOBER 24, 2012 / 09:00PM GMT, ARRS - Q3 2012 ARRIS Group, Inc. Earnings Conference Call

We do think there is a shift over the next, say, 12 and 18 months back to investing on the network side. Capacity, you know, at the edge — these edge routers as well as some upgrades within the HFC infrastructure to be able to accommodate additional narrow cast bandwidth. The service group expansion adding more downstreams and whatnot, driving investment in both the optics and the nodes and to be able to split service groups and things like that.

So, we do think there’s maybe a shift of a bit of that CapEx dollars towards those types of needs, and we have to make sure we’re positioned properly to win our fair share. This new dense CMTS CCAP product that we have coming out, we — the whole idea here is certainly to gain share with that platform. We’ll see how we do, but that’s where it’s targeted.

Mark Sue - RBC Capital Markets - Analyst

That’s helpful. Gentlemen, just on international, the dip that you saw, was that Latin America or was that a little bit of Asia? Maybe just the dynamics there (multiple speakers)

Bob Stanzione - ARRIS Group, Inc. - Chairman, President and CEO

We saw a dip — yes, the dip was — we did have a dip in Latin America. However I think year-over-year we’re going to see a nice uptick in what we sell in Latin America. So that one — although the quarter was a little light, I think is a real bright spot in the business.

Asia, and particularly Japan, has been pretty strong throughout the year and strong — and strengthened in the third quarter. And then as I mentioned, Europe and Canada have been weaker all year.

Mark Sue - RBC Capital Markets - Analyst

Okay, that’s helpful. Thank you and good luck gentlemen.

Operator

Greg Mesniaeff, Maxim Group.

Greg Mesniaeff - Maxim Group - Analyst

Yes, thank you. I was — my question is regarding the transition to CCAP. As you go through that transition, what kind of startup costs are you looking at in terms of redesigning form factors and other types of startup-related expenses? And when the CCAP products are available concurrently with the current product form factors, what kind of differences in pricing are you foreseeing? Thanks.

Bruce McClelland - ARRIS Group, Inc. - President, Broadband Communications Systems

Sure. So, you know, the startup costs — a lot of the startup cost is obviously the development of the product. And that’s been going on for a few years now, so a reasonable chunk of that R&D investment that we make every quarter, every year, has gone into that new platform. And it’s a whole array of things. It’s resources, it’s hardware development, its prototypes, lab equipment, those things.

The actual startup costs from a manufacturing and production capability perspective is actually fairly modest. And you know, we’re putting in obviously additional capacity to be able to build flavors of both products in parallel. But it’s actually pretty modest, and a lot of that is kind of — just kind of course that business stuff that you see in the quarterly income statement.

From a pricing perspective, clearly one of the objectives of these dense platforms is to be able to bond more channels with the same amount of circuitry and have that interconnector be able to produce a lot more channels. And the physics allow us to be able to have a lower cost structure, and correspondingly, pass on some of those savings to customers clearly.

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OCTOBER 24, 2012 / 09:00PM GMT, ARRS - Q3 2012 ARRIS Group, Inc. Earnings Conference Call

So, you know, I hate to talk about specific numbers because that doesn’t help us. But there’s a fairly significant savings for customers as they double and triple their capacity to keep up with the demand.

Greg Mesniaeff - Maxim Group - Analyst

Got you. That’s very helpful. And then just to kind of follow-up on that, from a component and raw materials, economics standpoint, what kind of economics are you looking at for the CCAP launch as far as you know? Is there a product redesign that will give you some opportunity to take some additional costs out of the current form factors, or how do you see that playing out? Thanks.

Bruce McClelland - ARRIS Group, Inc. - President, Broadband Communications Systems

Yes, so the way to think of the product, it’s a new platform that we expect to invest in and be in the market for 10 years. And so there’s a series of upgrades and new line cards and cost reductions and whatnot in the pipeline for the next several years. That will allow us to innovate, to add more capacity, lower the cost, add more features, etc.

So it’s not a single shot and you’re done thing. It’s similar to the C4 where it’s been in the market. And we’ve gone through, I think, three or four refresh cycles on the technology over the life cycle and we think of the E6000 in a similar way.

Greg Mesniaeff - Maxim Group - Analyst

So I guess you could say there’s a more efficient use of silicon, right?

Bob Stanzione - ARRIS Group, Inc. - Chairman, President and CEO

Absolutely, yes absolutely, (multiple speakers) multicore programmable devices allow us to add new things over time, yes.

Greg Mesniaeff - Maxim Group - Analyst

Got you, thank you.

Operator

Jeff Kvaal, Barclays Capital.

Jeff Kvaal - Barclays Capital - Analyst

Yes, thanks very much gentlemen. I have two questions. I think number one, could you help us to take a different frame on the market share question? Could you help us understand to what extent Motorola’s being part of Google is driving or allowing some share gains that may be in the markets that you currently participate in, or may be in the markets that you’re targeting for next year? Perhaps they’re not as aggressive. That same also would go for Cisco and what’s happening with SFA.

My second question is on DOCSIS 3.0 and how far along you think we are in that transition, what carriers are telling you about that process. Thank you.

Bob Stanzione - ARRIS Group, Inc. - Chairman, President and CEO

Jeff, quite honestly I don’t see that Motorola being part of Google has made them any more vulnerable than they have been in the past. In fact, I would say that they’re — from what I hear and what we see in the competitive marketplace, they’re as sharp a competitor as they have been. And I would say the same about Cisco. I don’t think the people on the ground are distracted or discouraged in any way.

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OCTOBER 24, 2012 / 09:00PM GMT, ARRS - Q3 2012 ARRIS Group, Inc. Earnings Conference Call

It’s a tough market out there and we have to fight to win every order that we take. And it’s been like that for a long time, and we invest a lot in making sure we have the right products, the right sales coverage in order to gain share. I think clearly this year we have gained share in two different ways.

One is that we’ve taken a little bit of share from our competitors. But also, we’ve aimed our products at where the money is getting spent and we’ll continue to do that. That’s — when I refer to share gains, we’ve clearly gained a bigger share of our customer CapEx because we’ve grown a lot more than their spending has grown. And we’ve done that more by aiming at where they’re going and being there for them when they spend the dollars.

On the DOCSIS 3.0 conversion — Bruce?

Bruce McClelland - ARRIS Group, Inc. - President, Broadband Communications Systems

Yes, I guess two ways to look at it. One is on the head-end equipment and the basic initial upgrade from DOCSIS 2.0 to 3.0 capability on the head-end. I think a large portion of that is in place is in place.

That’s not what they’re investing in now. Now it’s about adding more capacity. And that’s kind of an ongoing, never-ending process. So you can’t think of it as they’re upgrading and they’re done, because that’s clearly not how it works.

On the customer [prim] side, it’s really hard to give you an accurate number. I think we have estimate somewhere in the 30% range as far as the number of devices that have been shipped that are DOCSIS 3.0 capable versus the installed base of other equipment. But as we’ve talked about, there is a whole new pipeline of more advanced devices that, instead of doing four or eight downstream channels, will do 16 or 24 that begin to ship next year.

And I think what you’ll see is that technology refresh cycle start all over again. And as the operators want to increase speeds even further, they’ll have to go back and swap out that gear over time. So it’s really kind of an ongoing evolution as opposed to a one-time and you’re done thing.

Jeff Kvaal - Barclays Capital - Analyst

Okay, that makes sense. Maybe perhaps to follow-up on the first question, would you care to talk about where you think you are gaining share, if it’s not coming as much from Motorola and Cisco?

Bob Stanzione - ARRIS Group, Inc. - Chairman, President and CEO

Well, I didn’t say it was not coming from them. I think that our big growth this year has been in CPE devices, and I think we’ve clearly gained share there. But I think that where operators may be spending less this year on set-top boxes because prices have come down in that category, and are spending more on higher functionality in their cable modems and EMTAs, so that money is getting shifted over to our — more of our sweet spot. We’ll see how the market share reports come out when analysts begin to publish them in a few weeks.

Bruce McClelland - ARRIS Group, Inc. - President, Broadband Communications Systems

Jeff, Infonetics I think has a reasonable view on the market if you take a look at their quarterly market share statistics. And certainly we gained share in the second quarter based on their analysis, and our key competitors in this CPE space are people like Motorola and Cisco and Technicolor and folks like that. The share gains certainly have come from those places.

Jeff Kvaal - Barclays Capital - Analyst

Yes, I’ve seen it. Thank you, thank you very much.

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OCTOBER 24, 2012 / 09:00PM GMT, ARRS - Q3 2012 ARRIS Group, Inc. Earnings Conference Call

Operator

(Operator Instructions) Amitabh Passi, UBS.

Amitabh Passi - UBS - Analyst

Thank you, hi guys. I had a couple of questions. I apologize; I joined a little late. It looks like in the December quarter mix will work in your favor with strong CMTS product shipments.

I’m just wondering does this in some way signal perhaps an inflection point in your mix and margins? Or should we expect quarter to quarter ebbs and flows as we move into 2013 with perhaps CPE shipments again being stronger in certain quarters than others?

Bob Stanzione - ARRIS Group, Inc. - Chairman, President and CEO

Well, there will be ebb and flow. I’ll stick my neck out to predict that (laughter). I think that the gross margin we saw in the third quarter that we just reported, I believe, is a low point.

I think what we’re looking for next year, with the introduction of the E6000 and what we’re hearing from our customers about what they’re going to be spending money on next year, I would think on average over the course of 2013 our gross margins will be higher. But our mix will shift somewhat from quarter to quarter.

Amitabh Passi - UBS - Analyst

Bob, perhaps just to follow-up on that, what is driving to strengthen the fourth quarter significantly toward CMTS versus the CPE side of your portfolio?

Bob Stanzione - ARRIS Group, Inc. - Chairman, President and CEO

The sales were low in the third quarter in CMTS. And I think there is a make-up for that in the fourth quarter, where our customers are getting ready for increased traffic over their networks as the days and months go on.

Amitabh Passi - UBS - Analyst

And then maybe if I could follow-up on the E6000, again I apologize. I don’t know if you gave any insight. How should we think about the ramp into 2013? Would you start recognizing revenues in the first quarter or would it be later in the year?

Bob Stanzione - ARRIS Group, Inc. - Chairman, President and CEO

What do you think, Bruce?

Bruce McClelland - ARRIS Group, Inc. - President, Broadband Communications Systems

I think we’re looking at probably second quarter, although there’s certainly a chance we could recognize it in the first quarter. We’re now at the stage where some of it’s in our customer hands. They have to go through their certification testing and qualification and get it live. So we have a bit of a dependency there.

Amitabh Passi - UBS - Analyst

And, Bruce, will that be margin accretive initially? Or would you have some negative impact, and then as you filled the chassis, you would expect margins to improve?

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OCTOBER 24, 2012 / 09:00PM GMT, ARRS - Q3 2012 ARRIS Group, Inc. Earnings Conference Call

Bob Stanzione - ARRIS Group, Inc. - Chairman, President and CEO

I think it will be accretive to the mix.

Bruce McClelland - ARRIS Group, Inc. - President, Broadband Communications Systems

It’s certainly accretive, yes. The way to think of it is accretive, yes. Absolutely.

Amitabh Passi - UBS - Analyst

And then just one final one for me, the OpEx guidance for December looks like $74 million, $75 million non-GAAP. Is that sustainable throughout 2013, or again is there something unusual in the December quarter?

Dave Potts - ARRIS Group, Inc. - EVP, CFO and CIO

I think it’s probably sustainable. It will have obviously the inflationary things. But again, as I said in my remarks, I’m really — think we’re doing good things to be able to drive efficiencies in the business. So, yes, I think we’ll be in a good zone.

Amitabh Passi - UBS - Analyst

Okay, thank you.

Operator

At this time there are no further questions in the audio queue.

Bob Puccini - ARRIS Group, Inc. - VP, IR

Okay, thank you. Bob, any final comments?

Bob Stanzione - ARRIS Group, Inc. - Chairman, President and CEO

Just that — I’ll reiterate what I said earlier. We’re looking forward to a very strong end of the year performance, and I think we’re positioned for a very good 2013. Thank you all for joining us this afternoon.

Bob Puccini - ARRIS Group, Inc. - VP, IR

Great. Thank you and that concludes our call.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a wonderful day.

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OCTOBER 24, 2012 / 09:00PM GMT, ARRS - Q3 2012 ARRIS Group, Inc. Earnings Conference Call

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